Exhibit 15.2

August 14, 2026

AmeriServ Financial, Inc.

216 Franklin Street

P.O. Box 520

Johnstown, Pennsylvania 15901

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of AmeriServ Financial, Inc. and subsidiaries for the three-month and six-month periods ended June 30, 2026 and 2025, as indicated in our report dated August 14, 2026; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your quarterly reports on Form 10-Q for the quarter ended June 30, 2026, is incorporated by reference in the following Registration Statements:

•	Registration Statement No. 333-268440 on Form S-8

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Sincerely,

/s/ S.R. Snodgrass, P.C.